Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266136

PROSPECTUS SUPPLEMENT NO. 16

(To the Prospectus dated March 13, 2023)

Up to 10,916,647 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 219,616,200 Ordinary Shares Offered by Selling Securityholders

Up to 4,666,667 Warrants to purchase Ordinary Shares offered by the Sponsor

This prospectus supplement supplements the prospectus, dated March 13, 2023 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266136). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of 10,916,647 Ordinary Shares consisting of (i) 6,249,980 of our ordinary shares, $0.01 nominal value, (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), which were originally issued in the initial public offering of Oaktree Acquisition Corp. II (“OACB”) at a price of $10.00 per unit, with each unit consisting of one OACB Class A Ordinary Share (as defined in the Prospectus) and one-fourth of a Public Warrant, and (ii) 4,666,667 Ordinary Shares that may be issued upon exercise of warrants issued to Oaktree Acquisition Holdings II, L.P. (the “Sponsor”), and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.”

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (collectively, the “Selling Securityholders”), or their permitted transferees, of up to (i) 17,493,000 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing (as defined in the Prospectus), (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for OACB’s Class B Ordinary Shares, par value $0.0001 (which were purchased by the Sponsor for $25,000 or approximately $0.004 per share) in connection with the Business Combination (as defined in the Prospectus), (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings S.A. (“Alvotech Holdings”) in exchange for their Alvotech Holdings Ordinary Shares (as defined in the Prospectus) in connection with the Business Combination (subject to vesting and lockups) at an equity consideration value of $10.00 per share, (v) 5,000,000 Ordinary Shares subscribed for by Alvogen Lux Holdings S.à.r.l. and Aztiq Pharma Partners S.à.r.l., for a subscription price of $10.00 per share, in the context of the Alvogen-Aztiq Loan Advance Conversion (as defined in the Prospectus), and (vi) 4,666,667 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

The Ordinary Shares and Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ALVO” and “ALVOW,” respectively. On May 22, 2023, the closing price of the Ordinary Shares on Nasdaq was $8.51. The Ordinary Shares are also listed on the Nasdaq Main Market in Iceland (“Nasdaq Iceland Main Market”) under the symbol “ALVO.”

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “foreign private issuer” under applicable SEC rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and are eligible for reduced public company disclosure requirements.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors” beginning on page 25 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 16 is May 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Month of May 2023

Commission File Number: 001-41421

Alvotech

(Translation of registrant’s name into English)

9, Rue de Bitbourg,

L-1273 Luxembourg,

Grand Duchy of Luxembourg

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

☒  Form 20-F                ☐  Form 40-F

INCORPORATION BY REFERENCE

The information contained in this report on Form 6-K, excluding Exhibit 99.1, shall be deemed to be incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-266881) and to be a part thereof from the date on which this Report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Termination of Agreements with STADA

On May 19, 2023, Alvotech entered into three termination agreements (the “Termination Agreements”) with STADA Arzneimittel AG (“STADA”) to terminate the license and supply agreements between Alvotech and STADA pertaining to Alvotech’s product candidates AVT03, a biosimilar candidate to Prolia® / Xgeva® (denosumab), AVT05, a biosimilar candidate to Simponi® and Simponi Aria® (golimumab) and AVT16, a proposed biosimilar to Entyvio® (vedolizumab) (the “Terminated Agreements”). Pursuant to the terms of the Termination Agreements, Alvotech will repay the aggregate amount of €17.4 million that Alvotech had previously received from STADA under the Terminated Agreements within 20 business days.

Any and all rights, title and/or interest in respect of the products which became jointly owned as a result of the Terminated Agreements, excluding any trademarks of STADA and/or any of its Affiliates, shall fully revert back to the entire and sole ownership alone by Alvotech. STADA shall have no further rights or licenses under the Terminated Agreements.

The other agreements between Alvotech and STADA that pertain to AVT02, a biosimilar to Humira® (adalimumab), AVT04, a proposed biosimilar to Stelara® (ustekinumab), and AVT06, a biosimilar candidate to Eylea® (aflibercept), were not terminated or amended.

The description of the Termination Agreements is qualified in its entirety by the Termination Agreements, a copy of which will be filed by the Company with the Securities and Exchange Commission.

Entry into Agreements with Advanz

On May 22, 2023, Alvotech entered into a master license and supply agreement (the “License and Supply Agreement”) with Mercury Pharma Group Limited (trading as Advanz Pharma Holdings) (“Advanz”) and agreed on product schedules with respect to the supply and commercialization in Europe of AVT05, a biosimilar candidate to Simponi® and Simponi Aria® (golimumab), AVT16, a proposed biosimilar to Entyvio® (vedolizumab), and three additional early-stage, undisclosed biosimilar candidates (each, a “Product Schedule” and, all together with the License and Supply Agreement, the “Advanz Agreements”).

Under the terms of the Advanz Agreements, Alvotech will develop the product candidates and provide the dossier of data, information and know-how relating to the relevant product candidate to Advanz. Alvotech retains full ownership of all intellectual property rights in the product candidates and the dossiers. Advanz has an exclusive right to use the dossiers to apply for, and, subject to grant, maintain regulatory approvals for the products and to commercialize them in the European Economic Area, the United Kingdom and Switzerland. Advanz will make upfront payments in the aggregate amount of €56.0 million at signing of the Product Schedules and agreed to make additional payments for an aggregate amount of up to €264 million upon the achievement of certain development and commercial milestones. Alvotech will manufacture, supply and deliver the product to Advanz and Advanz will exclusively buy the relevant biosimilar candidate from Alvotech at a royalty of approximately 40% of the estimated net selling price or an agreed-upon applicable floor price, whichever is higher, for the duration of the relevant Product Schedule. All invoices for these payments are payable within thirty business days.

Each Product Schedule terminates 20 years after the first launch date in any country and unless then terminated by either party giving to the other at least six months’ notice, shall continue in force on a country-by-country basis automatically for two-year renewal periods until terminated by either party giving to the other at least six (6) months’ prior written notice to take effect at the end of any such Renewal Term. The License and Supply Agreement can be terminated by either party if the other party (i) withholds from the other for a period of three months or more any monies due; (ii) commits or permits any substantial breach of any material term and (for a breach which is capable of remedy) fails to remedy that breach within ninety days of receiving written notice from the other party; (iii) has a receiver or administrator appointed in respect of any of its assets, or enters into any arrangement or composition with its creditors; (iv) goes into liquidation; (v) suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due; (vi) is the subject of financial reorganization, applies to court for, or obtains, a moratorium; or (vii) a resolution is passed, or an order is made, for the winding up of a party. The License and Supply Agreement can be terminated by Alvotech in respect of a product, if, following 30 days’ written notice, Advanz fails to launch the relevant product in accordance with the License and Supply Agreement. The License and Supply Agreement can be terminated by Advanz in respect of a product if (i) Alvotech, as it specifically relates to such product’s launch orders for a country, rejects any purchase order for the relevant product (provided such order complied with the terms of the License and Supply Agreement); fails to deliver such product within one hundred and eighty days after the delivery date of a confirmed order; or fails to deliver at least 70% of the quantity ordered within one hundred and twenty days after the delivery date of a confirmed order; or (ii) in case a force majeure event prevents Alvotech from continuing to supply such product to Advanz.

A copy of the press release issued on May 24, 2023 in connection with the Advanz Agreements is being furnished herewith as Exhibit 99.1. The description of the Advanz Agreements is qualified in its entirety by the Advanz Agreements, copies of which will be filed by the Company with the Securities and Exchange Commission.

Disclosure of reference products of AVT16 and AVT33

On May 19, 2023, Alvotech disclosed the reference products for two product candidates in its pipeline. The reference product for AVT16 is Entyvio® (vedolizumab) and the reference product for AVT33 is Keytruda® (pembrolizumab).

FORWARD-LOOKING STATEMENTS

Certain statements in this report on Form 6-K may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements generally relate to future events or the future financial or operating performance of Alvotech and may include, for example, Alvotech’s expectations regarding business prospects and opportunities including pipeline product development, future plans and intentions, results, level of activities, performance, goals, milestones and milestone payments, or achievements or other future events, regulatory review and interactions, the satisfactory responses to the FDA’s inspection findings and resolution of other deficiencies conveyed following the re-inspection of Alvotech’s manufacturing site, the potential approval, including for AVT03, AVT05, AVT16 and other product candidates by the FDA and other regulatory agencies and commercial launch of its product candidates, the timing of the announcement of clinical study results, regulatory applications, approvals and market launches, and the estimated size of the total addressable market of Alvotech’s pipeline products. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Alvotech and its management, are inherently uncertain and are inherently subject to risks, variability, and contingencies, many of which are beyond Alvotech’s control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Alvotech or others following the business combination between Alvotech Holdings S.A., Oaktree Acquisition Corp. II and Alvotech; (2) the ability to raise substantial additional funding, which may not be available on acceptable terms or at all; (3) the ability to maintain stock exchange listing; (4) changes in applicable laws or regulations; (5) the possibility that Alvotech may be adversely affected by other economic, business, and/or competitive factors; (6) Alvotech’s estimates of expenses and profitability; (7) Alvotech’s ability to develop, manufacture and commercialize the products and product candidates in its pipeline; (8) the ability of Alvotech or its partners to respond to inspection findings and resolve deficiencies to the satisfaction of the regulators; (9) actions of regulatory authorities, which may affect the initiation, timing and progress of clinical studies or future regulatory approvals or marketing authorizations; (10) the ability of Alvotech or its partners to enroll and retain patients in clinical studies; (11) the ability of Alvotech or its partners, including STADA and Advanz, to gain approval from regulators for planned clinical studies, study plans or sites; (12) the ability of Alvotech’s partners to conduct, supervise and monitor existing and potential future clinical studies, which may impact development timelines and plans; (13) Alvotech’s ability to obtain and maintain regulatory approval or authorizations of its products, including the timing or likelihood of expansion into additional markets or geographies; (14) the success of Alvotech’s current and future collaborations, joint ventures, partnerships or licensing arrangements, including STADA and Advanz; (15) Alvotech’s ability, and that of its commercial partners, including STADA and Advanz, to execute their commercialization strategy for approved products; (16) Alvotech’s ability to manufacture sufficient commercial supply of its approved products; (17) the outcome of ongoing and future litigation regarding Alvotech’s products and product candidates; (18) the potential impact of the ongoing COVID-19 pandemic on the FDA’s review timelines, including its ability to complete timely inspection of manufacturing sites; (19) the impact of worsening macroeconomic conditions, including rising inflation and interest rates and general market conditions, war in Ukraine and global geopolitical tension, and the ongoing and evolving COVID-19 pandemic on the Company’s business, financial position, strategy and anticipated milestones; and (20) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents that Alvotech may from time to time file or furnish with the SEC. There may be additional risks that Alvotech does not presently know or that Alvotech currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this report should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Alvotech does not undertake any duty to update these forward-looking statements or to inform the recipient of any matters of which any of them becomes aware of which may affect any matter referred to in this report. Alvotech disclaims any and all liability for any loss or damage (whether foreseeable or not) suffered or incurred by any person or entity as a result of anything contained or omitted from this report and such liability is expressly disclaimed. The recipient agrees that it shall not seek to sue or otherwise hold Alvotech or any of its directors, officers, employees, affiliates, agents, advisors, or representatives liable in any respect for the provision of this report, the information contained in this report, or the omission of any information from this report.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 24, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALVOTECH

Date: May 24, 2023	By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: General Counsel

Exhibit 99.1

Alvotech and Advanz Pharma extend strategic partnership

to commercialize five proposed biosimilars in Europe

-	Advanz Pharma secures exclusive rights from Alvotech to commercialize five proposed biosimilars in Europe

-	The agreement includes proposed biosimilars to Simponi® (golimumab), Entyvio® (vedolizumab) and three additional early-stage undisclosed biosimilar candidates

-	Advanz Pharma will leverage its existing specialty and hospital capabilities in Europe to ensure successful market registration, commercialization, and patient access

REYKJAVIK, ICELAND and LONDON, UK (May 24, 2023) — Alvotech (NASDAQ: ALVO), a global biotech company specializing in the development and manufacture of biosimilar medicines for patients worldwide and Advanz Pharma, a UK headquartered global pharmaceutical company with a strategic focus on specialty, hospital, and rare disease medicines in Europe, today announced that the companies have entered into an exclusive partnership agreement regarding the supply and commercialization of five biosimilar candidates in Europe. Alvotech will be responsible for development and commercial supply and Advanz Pharma will be responsible for registration and commercialization in Europe.

“We are very excited to extend our existing partnership with Advanz Pharma into additional therapeutic areas. The growth of our collaboration is based on a common vision and commitment to provide better patient access to more affordable biologics,” said Robert Wessman, chairman and CEO of Alvotech.

“This partnership positions Advanz Pharma as a key future player in European biosimilars. It is also an important next step in Advanz’s ambition to be a partner of choice for the commercialization of specialty, hospital, and rare disease medicines in Europe.”, said Steffen Wagner, CEO of Advanz Pharma.

Anil Okay, Chief Commercial Officer of Alvotech stated: “After signing our initial partnership agreement with Advanz earlier this year, we look forward to deepening our relationship and working with Advanz on bringing additional important therapies to market in Europe.”

Susanna El-Armale, Chief Corporate Development Officer at Advanz Pharma, stated: “This strategic partnership with Alvotech materially strengthens Advanz’s pipeline of specialty pharmaceuticals to drive mid- and long-term sustainable growth.”

The agreement includes candidate biosimilars to Simponi® (golimumab) and Entyvio® (vedolizumab) and also includes three additional early-stage, undisclosed biosimilar candidates. According to IQVIA, the current addressable market for these five biosimilars is more than US$4bn for the markets in scope of the agreement.

In February 2023 Alvotech and Advanz Pharma announced that the companies had entered into an exclusive agreement for the commercialization of AVT23, a proposed biosimilar to Xolair® (omalizumab). The agreement covers the European Economic Area, UK, Switzerland, Canada, Australia, and New Zealand.

About Alvotech

Alvotech is a biotech company, founded by Robert Wessman, focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Alvotech seeks to be a global leader in the biosimilar space by delivering high quality, cost-effective products, and services, enabled by a fully integrated approach and broad in-house capabilities. Alvotech’s current pipeline includes eight disclosed biosimilar candidates aimed at treating autoimmune disorders, eye disorders, osteoporosis, respiratory disease, and cancer. Alvotech has formed a network of strategic commercial partnerships to provide global reach and leverage local expertise in markets that include the United States, Europe, Japan, China, and other Asian countries and large parts of South America, Africa and the Middle East. Alvotech’s commercial partners include Teva Pharmaceuticals, a US affiliate of Teva Pharmaceutical Industries Ltd. (US), STADA Arzneimittel AG (EU), Fuji Pharma Co., Ltd (Japan), Advanz Pharma (EEA, UK, Switzerland, Canada, Australia and New Zealand), Cipla/Cipla Gulf/Cipla Med Pro (Australia, New Zealand, South Africa/Africa), JAMP Pharma Corporation (Canada), Yangtze River Pharmaceutical (Group) Co., Ltd. (China), DKSH (Taiwan, Hong Kong, Cambodia, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan), YAS Holding LLC (Middle East and North Africa), Abdi Ibrahim (Turkey), Kamada Ltd. (Israel), Mega Labs, Stein, Libbs, Tuteur and Saval (Latin America) and Lotus Pharmaceuticals Co., Ltd. (Thailand, Vietnam, Philippines, and South Korea). Each commercial partnership covers a unique set of product(s) and territories. Except as specifically set forth therein, Alvotech disclaims responsibility for the content of periodic filings, disclosures and other reports made available by its partners. For more information, please visit www.alvotech.com. None of the information on the Alvotech website shall be deemed part of this press release.

About Advanz

Partner of choice in specialty, hospital, and rare disease medicines. Advanz Pharma is a global pharmaceutical company with the purpose to improve patients’ lives by providing and enhancing the specialty, hospital, and rare disease medicines they depend on. Our headquarters are in London, UK. We have commercial sales in more than 90 countries globally and have a direct commercial presence in more than 20 countries, including key countries in Europe, the US, Canada, and Australia, a Centre of Excellence in Mumbai, India, as well as an established global distribution and commercialization partner network. Advanz Pharma’s product portfolio and pipeline comprises innovative medicines, specialty generics & biosimilars, and originator brands. Our products cover a broad range of therapeutic areas, including hepatology, gastroenterology, anti-infectives, critical care, endocrinology, oncology, CNS, and, more broadly, rare disease medicines. Our ambition is to be a partner of choice for the commercialization of specialty, hospital, and rare disease medicines in Europe, Canada, and Australia. In line with our ambition, we are partnering with biopharma and development companies to bring medicines to patients. We can only achieve this due to our dedicated and highly qualified employees, acting in line with our company values of entrepreneurship, speed, and integrity.

Alvotech Forward Looking Statements

Certain statements in this communication may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements generally relate to future events or the future financial or operating performance of Alvotech and may include, for example, Alvotech’s expectations regarding future growth, results of operations, performance, future capital and other expenditures, competitive advantages, business prospects and opportunities including pipeline product development, future plans and intentions, results, level of activities, performance, goals or achievements or other future events, regulatory review and interactions, the satisfactory responses to the FDA’s inspection findings and resolution of other deficiencies conveyed following the re-inspection of Alvotech’s manufacturing site, the potential approval, including for AVT02, AVT04, and the product candidates in scope of the partnership with Advanz, by the FDA and other regulatory agencies and commercial launch of its product candidates, the timing of the announcement of clinical study results, the commencement of patient studies, regulatory applications, approvals and market launches, and the estimated size of the total addressable market of Alvotech’s pipeline products. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Alvotech and its management, are inherently uncertain and are inherently subject to risks, variability, and contingencies, many of which are beyond Alvotech’s control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Alvotech or others following the business combination between Alvotech Holdings S.A., Oaktree Acquisition Corp. II and Alvotech; (2) the ability to raise substantial additional funding, which may not be available on acceptable terms or at all; (3) the ability to maintain stock exchange listing; (4) changes in applicable laws or regulations; (5) the possibility that Alvotech may be adversely affected by other economic, business, and/or competitive factors; (6) Alvotech’s estimates of expenses and profitability; (7) Alvotech’s ability to develop, manufacture and commercialize the products and product candidates in its pipeline; (8) the ability of Alvotech or its partners to respond to inspection findings and resolve deficiencies to the satisfaction of the regulators; (9) actions of regulatory authorities, which may affect the initiation, timing and progress of clinical studies or future regulatory approvals or marketing authorizations; (10) the ability of Alvotech or its partners to enroll and retain patients in clinical studies; (11) the ability of Alvotech or its partners, including Advanz, to gain approval from regulators for planned clinical studies, study plans or sites; (12) the ability of Alvotech’s partners to conduct, supervise and monitor existing and potential future clinical studies, which may impact development timelines and plans; (13) Alvotech’s ability to obtain and maintain regulatory approval or authorizations of its products, including the timing or likelihood of expansion into additional markets or geographies; (14) the success of Alvotech’s current and future collaborations, joint ventures, partnerships or licensing arrangements, including the partnership with Advanz; (15) Alvotech’s ability, and that of its commercial partners, including Advanz, to execute their commercialization strategy for approved products; (16) Alvotech’s ability to manufacture sufficient commercial supply of its approved products; (17) the outcome of ongoing and future litigation regarding Alvotech’s products and product candidates; (18) the potential impact of the ongoing COVID-19 pandemic on the FDA’s review timelines, including its ability to complete timely inspection of manufacturing sites; (19) the impact of worsening macroeconomic conditions, including rising inflation and interest rates and general market conditions, war in Ukraine and global geopolitical tension, and the ongoing and evolving COVID-19 pandemic on the Alvotech’s business, financial position, strategy and anticipated milestones; and (20) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents that Alvotech may from time to time file or furnish with the SEC. There may be additional risks that Alvotech does not presently know or that Alvotech currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Alvotech does not undertake any duty to update these forward-looking statements or to inform the recipient of any matters of which any of them becomes aware of which may affect any matter referred to in this communication. Alvotech disclaims any and all liability for any loss or damage (whether foreseeable or not) suffered or incurred by any person or entity as a result of anything contained or omitted from this communication and such liability is expressly disclaimed. The recipient agrees that it shall not seek to sue or otherwise hold Alvotech or any of its directors, officers, employees, affiliates, agents, advisors, or representatives liable in any respect for the provision of this communication, the information contained in this communication, or the omission of any information from this communication.

Advanz Forward Looking Statements

Certain statements in this press release are forward-looking statements. These statements may be identified by words such as “anticipate”, “expectation”, “belief’, “estimate”, “plan”, “target”, “project”, “will”, “may”, “should” or “forecast” and similar expressions, or by their context. Although ADVANZ believes that these assumptions were reasonable when made, by their nature, forward-looking statements involve a number of risks, uncertainties and assumptions that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. These risks, uncertainties and assumptions could adversely affect the outcome and financial consequences of the plans and events described herein. Actual results may differ from those set forth in the forward-looking statements as a result of various factors (including, but not limited to, future global economic conditions, changed market conditions affecting the industry, intense competition in the markets in which Advanz operates, costs of compliance with applicable laws, regulations and standards, diverse political, legal, economic and other conditions affecting Advanz’s markets, and other factors beyond the control of Advanz. Neither ADVANZ nor any of its directors, officers, employees, advisors, or any other person is under any obligation to update or keep current the information contained in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements, which speak of the date of this press release. Statements contained in this press release regarding past trends or events should not be taken as a representation that such trends or events will continue in the future. No obligation is assumed to update any forward-looking statements. The information contained in this press release is provided as at the date of this document and is subject to change without notice.

MEDIA CONTACTS

Alvotech Global Communications and Investor Relations

Benedikt Stefansson

alvotech.ir[at]alvotech.com

Advanz Pharma

Courtney Baines

Tel: +44 7776 516979

courtney.baines@advanzpharma.com